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                                                                EXHIBIT 10.69

                               THIRD AMENDMENT TO
                    ESCROW INSTRUCTIONS AND ADDENDUM THERETO
                                      AND
                                OPTION AGREEMENT

        This Third Amendment to Escrow Instructions and Addendum Thereto and Option Agreement is entered into this 23rd day of July, 1997 by and between BEARDSLEY AND I-17, L.L.C., an Arizona limited liability company, and DEER VALLEY TOWNE CENTER L.L.C., an Arizona limited liability company (collectively, the "Seller") and CRYSTAL, INC., an Arizona corporation (the "Buyer").

                                   WITNESSETH

        A. WHEREAS, Buyer and Seller are the parties to that certain set of Escrow Instructions and Addendum thereto which is the subject of that certain Lawyers Title Insurance Corporation Escrow No. 97-7980 (the "Purchase Contract"), which Purchase Contract has previously been amended by a First and Second Amendment between the parties, and

        B. WHEREAS, the parties desire to clarify and amend certain of the terms and conditions of the Purchase Contract.

        NOW, THEREFORE, it is agreed as follows:

                1. Grant of Option and Termination of Escrow. The parties agree that the Purchase Contract and the escrow are hereby terminated and except as set forth herein (or in the Purchase Contract) neither party shall have any further obligations to the other. The parties agree that this Agreement shall serve as joint cancellation instructions for the Escrow Agent. The parties further agree that Seller does hereby grant an Option (the

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"Option") to Buyer to purchase the Property which is the subject of the Purchase
Contract upon the same terms and conditions as set forth in the Purchase
Contract as amended by the First and Second Amendment thereto and by the terms of this Third Amendment and Option Agreement.

        2. Term of Option. The parties agree that the Option shall immediately terminate and become null and void without the necessity of any action by either party, if not exercised on or before 5:00 p.m. M.S.T., September 30, 1997, unless extended as set forth below. The parties agree that in no event shall the Option be extended beyond 5:00 p.m. M.S.T., September 30, 1997 and that any exercise thereof must be in strict compliance with the terms of this Agreement. Notwithstanding the foregoing, Buyer shall have the right to extend the expiration of the Option to October 31, 1997 and a second right to extend the expiration of the Option to November 30, 1997, by written notice to Seller no less than five business days prior to the then existing Option expiration date; in the event Buyer elects to make either of such two extensions. Buyer shall pay to Seller concurrently with Buyer's notice of election to extend the sum of $100,000 for each of such two extensions being elected by Buyer. Any payments by Buyer under the preceding sentence shall not apply toward the Purchase Price of the Property, except that, if Buyer exercises the Option prior to the expiration of any option period, the portion of such extension payment allocable to the time period after exercise of the Option shall apply toward payment of the Purchase Price of the Property (for example, if Buyer extends to November 30 but exercises the Option on November 20,

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Buyer would receive a credit of one third of $100,000 toward payment of the
Purchase Price).

        3. Consideration for Option. The parties agree that as initial consideration for the grant of the Option, Seller shall be entitled to the immediate payment of the sum of $125,000.00 and all accrued interest on the earnest money currently on deposit with Escrow Agent. Said sum shall be paid by the release of the earnest money (and all accrued interest thereon) presently held by the Escrow Agent in said amount and Escrow Agent is hereby instructed to release to Seller the earnest money held in the Escrow (including any accrued interest on the earnest money). Buyer agrees that it shall pay as additional consideration for the grant of the Option the sum of $50,000.00 in cash payable directly to Seller on or before 5:00 p.m. M.S.T., August 1, 1997 and a second payment of $25,000.00 in cash on or before 5:00 p.m. M.S.T., September 1, 1997. Said sums shall be deemed to be payment for the Option and shall not be applied toward the purchase price of the Property. In the event said sums are not promptly paid, this Option shall immediately terminate without the necessity of any further action by either party. Buyer further agrees to strictly comply with the terms of Section 5 hereof which compliance shall serve as additional consideration for the Option.

        4.      Amendment to Purchase Price.

                (a) Calculation of Purchase Price. The parties agree that pursuant to Sections 6 and 32 of the Purchase Contract, the total Purchase Price of the Property shall be adjusted based upon the net acreage as shown on a survey plus the net acreage resulting from any abandonment of existing rights of way.


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The parties agree that based upon that certain survey performed by Wood/Patel dated August 8, 1997 that the total net acres prior to any abandonment, shall be deemed to be 41.50 acres. The parties agree that the total purchase price payable pursuant to Section 6 of the Purchase Contract shall be $10,311,686.00. The foregoing purchase price reflects the adjustment pursuant to Section 32 of the Purchase Contract.
        (b) Payment of the Purchase Price. The parties agree that, notwithstanding any provisions in the Purchase Contract to the contrary, the down payment shall be as provided for in Section 6 of the Purchase Contract in the amount of $6,034,848.00.
        (c) Notes and Deed of Trust. The parties agree that the Note shall bear interest at 10% per annum, with interest payable monthly, and shall become all due and payable February 3, 1998, but shall allow the Buyer to extend the maturity date for up to three one-month extension periods in exchange for payment of an extension fee of $25,000 for each one-month extension exercised by Buyer, provided, that if Buyer pays the Note in full prior to an extended maturity date, the portion of an $25,000 extension fee allocable to the period following the full payment date shall be credited toward the full payment or returned to Buyer if the Note was overpaid (e.g. if the Note maturity date is extended to March 3, 1998 but Buyer tenders funds to pay the Note on February 17, 1998, $12,500 would be credited toward the payment of the Note). The Note and Deed of Trust to be executed by Buyer upon Close of Escrow shall be in the


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precise form of that attached as Exhibits A and B to this Amendment except for the amount of the Note which shall be determined by the Escrow Agent at Close of Escrow. The parties further agree that said Deed of Trust shall secure Buyer's obligations pursuant to Section 36 of the Purchase Contract and the recorded memorandum of said Section shall so recite.
        (d) Additions to the Purchase Price. In addition to the amount set forth above, Buyer agreed to pay the following additional amounts: (i) within fifteen (15) days following receipt of an invoice for the same, but in no event prior to the Close of Escrow, its prorata share of the reasonable cost of construction performed by Seller of Ross Drive and a new street from Ross Drive to Rose Garden Lane, (the parties acknowledge and agree that Buyer's prorata share is fifty six percent (56%) of the total), (ii) at Close of Escrow, the amount of real property taxes and insurance which accrue upon the property from August 1, 1997 to the date of Close of Escrow, (iii) at Close of Escrow an amount equal to fifty percent (50%) of the interest associated with Seller's loan on the Property from the date of this Agreement to the date of Close of Escrow, Seller represents to Buyer that the cost of such interest charges will not exceed $17,000.00 per month. The obligations of Buyer under part (i) of this paragraph shall be secured by the Deed of Trust, provided, however, that if Buyer pays the Note in full prior to presentation of the required invoice under part (i), the Deed of Trust shall be released notwithstanding the lack of payment under part (i) as of that date, but


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        release of the Deed of Trust shall not terminate Buyer's liability to make the required payment.

        5. Submission of Plans. Buyer shall submit to the City of Phoenix architectural design requests and building plans for the first building to be built in Phase 1 of Buyer's development and all other applications that Buyer reasonably believes are necessary for the City of Phoenix to approve Buyer's proposed development of the Property on or before July 31, 1997. Buyer shall provide to Seller copies of all architectural design requests and building plans, soils tests and environmental reports prepared by Buyer. Seller acknowledges that such plans, applications and other materials may require amendment, supplementation or additional information prior to approval from the City of Phoenix.

        6. Feldman Payment. As additional consideration for the granting of the Option, Lawrence Feldman ("Feldman") promises to pay to Seller the sum of Two Hundred and Fifty Thousand Dollars ($250,000.00) (a) within thirty days following the expiration of the Option if (i) Buyer does not exercise the Option for any reason other than a breach by Seller and (ii) Buyer has extended the Option beyond September 30, 1997 (no payment shall be due if the Option expires on September 30, 1997) or (b) immediately following the completion of a trustee's sale or judicial foreclosure of the property encumbered by the Deed of Trust (no payment shall be due if the Note is paid prior to the occurrence of such a trustee's sale or judicial foreclosure). Feldman acknowledges that he is a part owner of Buyer and will derive valuable benefits from this Amendment. Feldman further acknowledges that Seller would not enter into this


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Amendment in the absence of this agreement by Feldman and that Seller will rely on this agreement by Feldman. Feldman shall execute any additional documents or instruments reasonably requested by Seller to evidence the obligation stated in this Agreement, but no such document or instrument shall increase any obligation of Feldman hereunder.

        7. EXERCISE OF OPTION. The Option shall be exercised by Buyer by the deposit into an escrow with Lawyers Title Insurance Corporation originals or copies of the Purchase Contract, together with the First, Second and Third Amendment thereto, a deposit of $6,034,898.00 into said escrow and the further deposit into the escrow of an executed Deed of Trust and Promissory Note in the forms attached hereto as Exhibit A and B, all on or before 5:00 p.m., M.S.T., September 30, 1997. The Close of Escrow shall occur as soon following Buyer's exercise of the option as is reasonably possible, but in no event more than one business day following such deposit; the parties shall use reasonable efforts to have the Close of Escrow occur concurrently with the exercise of the Option. The parties agree that any and all contingencies to the Close of Escrow shall be deemed waived by Buyer (other than the contingencies for Seller's delivery of closing documents and Buyer's right to approve any changes in the status of title to the Property) and that the representations and warranties contained in the Purchase Contract as amended by the First, Second and Third Amendments shall be in full force and effect.

        8. MISCELLANEOUS. Capitalized terms as used herein shall have the same definition and meaning as stated in the Addendum. The parties agree that except as expressly set forth herein, the Escrow Instructions and Addendum and the First and Second Amendment shall remain in full force and effect and may only be modified by the


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written agreement of the parties. The parties further agree that time is of the essence of this Agreement and strict compliance with the time limits imposed by this Agreement is a substantial and essential consideration to the parties.

        9. Merger. This Amendment, together with the prior Addendum and Amendments, constitute the entire agreement of the parties and there are no oral or written agreements or understandings, other than those expressly referenced herein. In the event of any conflict between this Third Amendment and Option Agreement and the terms and conditions of any prior agreement, including the Purchase Contract, between the parties, the terms and conditions of this Third Amendment and Option Agreement shall prevail.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        SELLER:

                                        BEARDSLEY AND I-17, L.L.C., an Arizona
                                        limited liability corporation

                                        By The Stolworthy Revocable Trust Dated
                                           August 5, 1993, its Managing Member



                                        By: /s/ R. Randy Stolworthy
                                            -------------------------------
                                            R. Randy Stolworthy, as
                                            Trustee




                                        DEER VALLEY TOWNE CENTER, L.L.C., an
                                        Arizona limited liability company



                                        By: /s/ R. Randy Stolworthy
                                            -------------------------------
                                            R. Randy Stolworthy
                                            Its: Managing Member

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                                        BUYER:

                                        CRYSTAL, INC., an Arizona corporation




                                        By  /s/ Lawrence Feldman
                                           ---------------------------------
                                           Its:  President
                                                ----------------------------

By execution below, Lawrence Feldman joins in this Amendment solely for the purpose of confirming his agreement to Paragraph 6 of this Amendment.


 /s/  Lawrence Feldman
---------------------------------
Lawrence Feldman
Dated: July 18, 1997


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